EXHIBIT 23.3

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the disclosure in the Form S-3 dated May 2, 2014, to be filed on the date hereof, of CNL Lifestyle Properties, Inc. (the “Company”), with respect to the valuation materials that were prepared by CBRE Capital Advisors, Inc. and its role in the determination by the board of directors of the Company of the net asset value per share of the Company’s common stock as of December 31, 2013.

May 2, 2014	/s/ CBRE Capital Advisors, Inc.
CBRE Capital Advisors, Inc.